THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

                        SHAREHOLDER INFORMATION AGREEMENT


THIS AGREEMENT, dated as of March 1, 2007, is by and between Morgan Stanley Distribution, Inc. ("Fund Agent") and the financial intermediary whose name appears on the signature page of this Agreement ("Intermediary"). Fund Agent is entering into this Agreement on behalf The Universal Institutional Funds, Inc., including any separate series or portfolios thereof, whether existing at the date of this Agreement or established subsequent hereto (each, a "Fund," and, collectively, the "Funds").

                                   WITNESSETH:

WHEREAS, SEC Rule 22c-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "Investment Company Act"), requires every mutual fund company or its principal underwriter to enter into written agreements with financial intermediaries (as defined by the Rule), obligating each financial intermediary, to (i) provide the fund company, upon request, with specific shareholder identification and transaction information, and (ii) execute any instructions from the fund company to block trading of fund shares by shareholders who have been identified as engaging in transactions of fund shares that violate the fund company's market-timing and short-term trading policies;

WHEREAS, Fund Agent is the principal underwriter and distributor for the Funds; and

WHEREAS, Intermediary is either (i) a broker, dealer, bank, or other entity that holds securities of record issued by a fund in nominee name; (ii) in the case of a participant-directed employee benefit plan that owns securities issued by a Fund (1) a retirement plan administrator under ERISA or (2) an entity that maintains the plan's participant records; or (iii) an insurance company separate account.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree and declare as follows:


A. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

         1. The term "Fund" shall mean an open-end management investment company that is registered or required to register under section 8 of the Investment Company Act of 1940 and includes
                  (i) an investment adviser to or administrator for the Funds;
                  (ii) the principal underwriter or distributor for the Funds; or (iii) the transfer agent for the Funds. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1Act.(1)

         2. The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act that are held by the Intermediary.


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(1) As defined in SEC Rule 22c-2(b), term "excepted fund" means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

         3. The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

         4. The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

         5. The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed:
                  (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

         6. The term "written" includes electronic writings and facsimile transmissions.

B. AGREEMENT TO PROVIDE SHAREHOLDER INFORMATION. Intermediary agrees to provide the Fund, upon written request, the taxpayer identification number ("TIN"), the Individual/International Taxpayer Identification Number ("ITIN")*, or other government-issued identifier ("GII") and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, this section shall be read to require Intermediary to provide only that information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

         1. Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) business days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety
                  (90) business days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.


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* According to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

         2. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

         3. Form and Timing of Response. (a) Intermediary agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in this Section B. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section B is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly either
                  (i) provide (or arrange to have provided) the information set forth in this Section B for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

C. LIMITATIONS ON THE USE OF INFORMATION. The Fund agrees not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

D. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

         1. Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

         2. Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

         3. Confirmation by Intermediary. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

E. CONSTRUCTION OF THE AGREEMENT; FUND PARTICIPATION AGREEMENTS. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Fund(s) by the Accounts in connection with the Contracts. This Agreement supplements those Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

F. FORCE MAJEUR. Either the Funds or the Intermediary is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall, if physically possible, promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such event or contingency.

G. TERMINATION This Agreement will terminate with respect to a specific Fund upon the termination of the Fund Participation Agreement relating to that Fund.


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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.


MORGAN STANLEY DISTRUBUTION, INC.

/s/ Michael P. Kiley
______________________________________
Michael P. Kiley
President and Chief Executive Officer



INTERMEDIARY:


       COLUMBUS LIFE INSURANCE COMPANY
       (please enter full legal name of Intermediary above)


By:  ________________________________      By: ________________________________
              (signature)

Name: Mark A. Wilkerson                    Name: Donald J. Wuebbling
      ________________________________           ______________________________
             (please print)

Title: Senior Vice President               Title: Senior Vice President
      ________________________________           ______________________________

Date: FEBRUARY 22, 2007